Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2017 SECOND QUARTER RESULTS

•	Diluted EPS of $0.67 compared to prior year diluted EPS of $0.70.
•	Sales of $491.3 million were 6.0% lower than last year (5.4% in constant currency).
•	13.6% increase in quarterly dividend from $0.11 per share to $0.125 per share.
•	FY2017 adjusted diluted EPS guidance range unchanged at $2.64 to $2.76.
•	FY2017 free cash flow on track to exceed $100 million.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share

	Quarter Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2017	2016	% Change	2017	2016	% Change

Net Sales	$491.3	$522.6	(6.0%)	$970.1	$1,020.3	(4.9%)
Net sales change in constant currency			(5.4%)			(4.0%)
Operating Income	89.7	100.1	(10.4%)	168.3	184.0	(8.5%)
Net Income	61.6	66.1	(6.8%)	126.2	122.1	3.4%
Diluted net income per common share	$0.67	$0.70	(4.3%)	$1.37	$1.29	6.2%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$89.7	$100.1	(10.4%)	$168.3	$184.0	(8.5%)
As a % of sales	18.3%	19.2%		17.3%	18.0%
Adjusted Net Income (Table C)	61.6	66.4	(7.2%)	117.1	122.4	(4.3%)
Adjusted diluted net income per share	$0.67	$0.70	(4.3%)	$1.27	$1.29	(1.6%)

STAMFORD, CT. July 24, 2017 – Hexcel Corporation (NYSE: HXL), today reported second quarter results with diluted EPS of $0.67 on net sales of $491.3 million.

Chairman, CEO and President Nick Stanage commented, “Continued strong execution and cost control led to solid results for the second quarter. Our diluted EPS of $0.67 was 4% less than last year’s record $0.70, on a constant currency sales decrease of 5.4%. Although reductions in certain build rates and customer inventory adjustments lowered sales for the quarter, we delivered a solid gross margin of 28.2% in the first half of 2017, while executing the startup of several new production lines for additional capacity to support our forecasted growth. We remain on track with our previously announced new greenfield sites in France and Morocco. We are fully committed to meeting our adjusted diluted EPS guidance for the year. The Company’s focus in 2017 continues to be driving operational excellence, capacity expansion and innovation.”

Outlook

Our previous guidance for 2017 Commercial Aerospace sales was modestly higher than last year, reflecting growth in the A350 program and the new narrowbodies, offset by certain reductions in legacy widebody buildrates and inventory adjustments as we continue to help our customers optimize their supply chains. Our revised guidance reflects the impact of partnering with our customers on productivity initiatives to reduce scrap and material usage, which enables improved operational efficiencies. Our estimated content per shipset on the A350 is now approximately $4.8 million (prior estimate was $5 million). In addition, inventory adjustments are extending longer than anticipated and as a result, we now expect Commercial Aerospace sales to be slightly lower compared to 2016.

Space & Defense sales are better than initially expected and are now forecasted to be up mid-single digits compared to 2016.  This increase is not expected to fully offset lower wind energy sales. The Company’s full year 2017 sales guidance is now estimated at about $2.0 billion, level with 2016 sales (it was previously $2.0 billion to $2.08 billion).

Looking ahead, Mr. Stanage said, “We remain confident in our strong outlook for 2018 and beyond based on several key indicators including growth in revenue passenger miles, near-record order backlogs, strong projected spending for Space & Defense, and increased content on new wind energy turbine blades. Overall, we expect continued strong advanced composites penetration in all our markets. As demonstrated in the first half, we continue to be focused on working with our customers to optimize supply chains while developing innovative solutions to improve the long-term competitiveness of advanced composite materials. Our strong execution, cost control, and tax initiatives should offset the impact of lower sales and we remain confident in achieving our 2017 guidance of adjusted diluted EPS of $2.64 to $2.76 and free cash flow of more than $100 million. Our Board of Directors endorsement of an increased dividend reflects confidence in our ability to consistently deliver strong operating performance and generate increasing free cash flow.”

Markets

Sales for the second quarter of 2017 were 5.4% less in constant currency than the second quarter of 2016. Sales for the first half of 2017 were 4.0% less in constant currency than the first half of 2016.

Commercial Aerospace (72% of total first half sales)

•

Commercial Aerospace sales of $349.0 million were 5.3% lower (5.2% in constant currency) for the quarter as compared to the second quarter of 2016. Sales for the first half of 2017 were 2.8% lower in constant currency than the first half of 2016. The sales decline in certain legacy widebody sales (i.e. A380, B777 and B747) more than offset the growth of the A350 and the new narrowbodies.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were down about 8% for the first half of 2017 as compared to 2016.

Space & Defense (17% of total first half sales)

•

Space & Defense sales of $87.8 million increased 7.3% (8.4% in constant currency) for the quarter as compared to the second quarter of 2016. The increase was across all key programs.  Rotorcraft sales comprise just over half of Space & Defense sales and were at their highest level in two years. First half Space & Defense sales of $164.5 million were 3.5% higher in constant currency than the first half of 2016 sales.

Industrial (11% of total first half sales)

•

Total Industrial sales of $54.5 million for the second quarter of 2017 were 24.6% lower (22.3% in constant currency) than the second quarter of 2016. Industrial sales for the first half of 2017 were $109.4 million or 19.3% lower in constant currency than the first half of 2016 sales.

•

As expected, wind energy sales (the largest submarket in Industrial) are experiencing a challenging year and were down more than 30% for both the quarter and first half of 2017 as compared to last year. However, the Company expects wind energy sales in 2018 to exceed 2016 levels, as various legacy blades with lower composite content transition to longer, higher efficiency blades with higher composite content.

Operations

•

Gross margin for the second quarter was 28.5% compared to 28.8% in the second quarter of 2016, and 28.2% and 28.7% for the first half of 2017 and 2016, respectively, as all periods reflected strong operating performance. As expected, the first half of 2017 included about $5 million of costs related to the startup and training for the new greenfield sites in France and Morocco.

•

Selling, general and administrative expenses for the second quarter and first half were slightly lower in constant currency (3% for the first half) than the prior year as we maintained tight cost control. First half research and technology expenses of $24.7 million were about 10% higher in constant currency than the comparable 2016 period as the Company continues to invest in innovative composite products and solutions to support our customers and next-generation products.

•

Adjusted operating income in the second quarter of 2017 was $89.7 million or 18.3% of sales compared to a record $100.1 million or 19.2% of sales in 2016. The second quarter and first half of 2017 were both favorably impacted from exchange rates by about 70 and 50 basis points, respectively, compared to 2016 periods. For the first half of 2017, depreciation and amortization expense was $5 million higher in constant currency than the comparable period for 2016.

Cash and other

•

The effective tax rate for the quarter was 26.7% compared to 30.5% in 2016, and the first half effective tax rate was 19.8% compared to 29.8% in 2016. The quarter benefitted from favorable state tax return to provision adjustments, while both the quarter and the first half provision benefitted from deductions associated with share-based compensation payments. The first quarter provision included a nonrecurring discrete benefit of $9.1 million ($0.10 per diluted share) from the release of a valuation allowance in a foreign jurisdiction. Excluding this discrete benefit, the first half effective tax rate was 25.7% and the full year 2017 effective tax rate is expected to be around 27% as additional discrete benefits are anticipated in the second half of 2017.

•

Free cash flow for the first half of 2017 was a source of $13 million versus a use of $21 million in 2016. Working capital decreased $33 million in the second quarter of 2017 resulting in a use of $7 million in the first half of 2017 as compared to a $72 million use in the first half of 2016. The primary driver was an improvement in receivables due to lower sales and continued strong collections. Our free cash flow has seasonal fluctuations with the second half tending to be a significant source of cash compared to the first half. Cash used for capital expenditures was $169 million in the first half of 2017 compared to $156 million in the 2016 period. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•

During the quarter, the Company used $57 million to repurchase shares of its common stock ($121 million for the first half of 2017) and has $272 million remaining under the authorized share repurchase program.

•

As announced today, the Board of Directors declared a 13.6% increase in the quarterly dividend from $0.11 per share to $0.125 per share. The dividend will be payable to stockholders of record as of August 3, 2017, with a payment date of August 10.

2017 Guidance

•	Revised full year sales outlook to be about $2.0 billion, (guidance was previously $2.0 billion to $2.08 billion).
•	Adjusted diluted earnings per share of $2.64 to $2.76 (unchanged).
•	Free cash flow >$100 million (no change).
•	Accrual basis capital expenditures of $270 million to $290 million (no change).

                                                                   *****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, July 25, 2017 to discuss the second quarter results and respond to analyst questions. The telephone number for the conference call is (323) 701-0225 and the confirmation code is 6323170. The call will be simultaneously hosted on Hexcel’s web site at http://edge.media-server.com/m/p/r8jrsatm. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the Company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2017 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions, uncertainty regarding the exit of the U.K. from the European Union, unforeseen vulnerability of our network and systems to interruptions or failures and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes. Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended June 30,	Six Months Ended June 30,
(In millions, except per share data)	2017	2016	2017	2016
Net sales	$491.3	$522.6	$970.1	$1,020.3
Cost of sales	351.4	372.3	696.1	727.0

Gross margin	139.9	150.3	274.0	293.3
% Gross margin	28.5%	28.8%	28.2%	28.7%

Selling, general and administrative expenses	38.1	38.6	81.0	86.0
Research and technology expenses	12.1	11.6	24.7	23.3

Operating income	89.7	100.1	168.3	184.0

Interest expense, net	6.8	5.7	13.0	11.3
Non-operating expense (a)	-	0.4	-	0.4

Income before income taxes and equity in earnings from affiliated companies	82.9	94.0	155.3	172.3
Provision for income taxes	22.1	28.7	30.7	51.4

Income before equity in earnings from affiliated companies	60.8	65.3	124.6	120.9
Equity in earnings from affiliated companies	0.8	0.8	1.6	1.2

Net income	$61.6	$66.1	$126.2	$122.1

Basic net income per common share:	$0.68	$0.71	$1.39	$1.31

Diluted net income per common share:	$0.67	$0.70	$1.37	$1.29

Weighted-average common shares:

Basic	90.7	93.1	91.1	93.3
Diluted	92.0	94.6	92.4	94.7

(a)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in June 2016.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$45.5	$35.2
Accounts receivable, net	253.3	245.6
Inventories	313.0	291.0
Prepaid expenses and other current assets	36.6	35.2
Total current assets	648.4	607.0

Property, plant and equipment	2,593.1	2,378.4
Less accumulated depreciation	(807.6)	(752.8)
Property, plant and equipment, net	1,785.5	1,625.6

Goodwill and other intangible assets, net	73.5	72.2
Investments in affiliated companies	63.9	53.1
Other assets	56.0	42.7
Total assets	$2,627.3	$2,400.6

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$4.3	$4.3
Accounts payable	139.5	137.3
Accrued liabilities	127.0	130.3
Total current liabilities	270.8	271.9

Long-term debt	817.3	684.4
Other non-current liabilities	208.9	199.4
Total liabilities	1,297.0	1,155.7

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 107.5 shares issued at June 30, 2017 and 106.7 shares issued at December 31, 2016	1.1	1.1
Additional paid-in capital	763.1	738.8
Retained earnings	1,360.6	1,254.7
Accumulated other comprehensive income	(93.0)	(174.4)
	2,031.8	1,820.2
Less – Treasury stock, at cost, 17.7 and 15.3 shares at June 30, 2017 and December 31, 2016, respectively.	(701.5)	(575.3)
Total stockholders' equity	1,330.3	1,244.9
Total liabilities and stockholders' equity	$2,627.3	$2,400.6

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	First half Ended June 30,
(In millions)	2017	2016

Cash flows from operating activities
Net income	$126.2	$122.1

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	49.5	45.5
Amortization related to financing	0.4	1.1
Deferred income taxes	2.0	24.6
Equity in earnings from affiliated companies	(1.6)	(1.2)
Stock-based compensation expense	13.3	12.8

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	2.4	(53.4)
Increase in inventories	(11.6)	(22.6)
Increase in prepaid expenses and other current assets	(2.9)	(5.6)
Increase in accounts payable/accrued liabilities	5.0	9.3
Other – net	(0.3)	2.3
Net cash provided by operating activities (a)	182.4	134.9

Cash flows from investing activities
Capital expenditures (b)	(169.2)	(156.0)
Acquisition of business and investments in affiliates	(10.0)	(33.6)
Net cash used for investing activities	(179.2)	(189.6)

Cash flows from financing activities
Proceeds from senior notes due 2027	398.3	-
Issuance costs related to senior notes due 2027	(3.7)	-
Proceeds from settlement of treasury locks	10.0	-
Proceeds from Euro term loan	37.4	-
Repayments of Euro term loan	(4.1)	-
Borrowings from senior unsecured credit facility	-	123.1
Issuance costs related to credit facility	-	(1.7)
Repayment of senior unsecured credit facility	(300.0)	-
Other debt, net	0.2	(0.2)
Dividends paid on common stock	(20.1)	(19.6)
Repurchase of stock	(120.8)	(54.9)
Activity under stock plans	5.6	(4.7)
Net cash provided by financing activities	2.8	42.0

Effect of exchange rate changes on cash and cash equivalents	4.3	(0.2)
Net increase (decrease) in cash and cash equivalents	10.3	(12.9)
Cash and cash equivalents at beginning of period	35.2	51.8
Cash and cash equivalents at end of period	$45.5	$38.9

Supplemental Data:
Free cash flow (a)+(b)	$13.2	$(21.1)
Accrual basis additions to property, plant and equipment	$170.1	$142.2

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2017 and 2016				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2017	2016	B/(W) %	FX Effect (b)	2016	B/(W) %
Commercial Aerospace	$349.0	$368.5	(5.3)	$(0.4)	$368.1	(5.2)
Space & Defense	87.8	81.8	7.3	(0.8)	81.0	8.4
Industrial	54.5	72.3	(24.6)	(2.2)	70.1	(22.3)
Consolidated Total	$491.3	$522.6	(6.0)	$(3.4)	$519.2	(5.4)
Consolidated % of Net Sales		%			%
Commercial Aerospace	71.0	70.5			70.9
Space & Defense	17.9	15.7			15.6
Industrial	11.1	13.8			13.5
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2017 and 2016				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market	2017	2016	B/(W) %	FX Effect (b)	2016	B/(W) %
Commercial Aerospace	$696.2	$718.8	(3.1)	$(2.5)	$716.3	(2.8)
Space & Defense	164.5	161.1	2.1	(2.2)	158.9	3.5
Industrial	109.4	140.4	(22.1)	(4.8)	135.6	(19.3)
Consolidated Total	$970.1	$1,020.3	(4.9)	$(9.5)	$1,010.8	(4.0)
Consolidated % of Net Sales		%			%
Commercial Aerospace	71.8	70.4			70.9
Space & Defense	17.0	15.8			15.7
Industrial	11.2	13.8			13.4
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2016 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2017 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2017
Net sales to external customers	$397.3	94.0	-	491.3
Intersegment sales	15.1	-	(15.1)	-
Total sales	412.4	94.0	(15.1)	491.3
Operating income (loss)	92.1	12.1	(14.5)	89.7
% Operating margin	22.3%	12.9%		18.3.%

Depreciation and amortization	23.3	1.8	-	25.1
Stock-based compensation expense	1.2	0.2	1.0	2.4
Accrual based additions to capital expenditures	74.5	2.7	-	77.2

Second Quarter 2016
Net sales to external customers	$425.3	$97.3	$—	$522.6
Intersegment sales	18.9	—	(18.9)	—
Total sales	444.2	97.3	(18.9)	522.6
Operating income (loss)	101.6	11.7	(13.2)	100.1
% Operating margin	22.9%	12.0%		19.2%

Depreciation and amortization	21.4	1.8	0.1	23.3
Stock-based compensation expense	1.1	0.3	0.9	2.3
Accrual based additions to capital expenditures	67.2	1.7	—	68.9

First Six Months 2017
Net sales to external customers	$784.8	185.3	-	$970.1
Intersegment sales	32.2	-	(32.2)	-
Total sales	817.0	185.3	(32.2)	970.1
Operating income (loss)	174.0	25.1	(30.8)	168.3
% Operating margin	21.3%	13.5%		17.4%

Depreciation and amortization	45.8	3.7	-	49.5
Stock-based compensation expense	4.6	0.9	7.8	13.3
Accrual based additions to capital expenditures	161.1	9.0	-	170.1

First Six Months 2016
Net sales to external customers	$821.1	$199.2	$—	$1,020.3
Intersegment sales	37.0	—	(37.0)	—
Total sales	858.1	199.2	(37.0)	1,020.3
Operating income (loss)	192.4	23.9	(32.3)	184.0
% Operating margin	22.4%	12.0%		18.0%

Depreciation and amortization	41.8	3.6	0.1	45.5
Stock-based compensation expense	4.2	0.9	7.7	12.8
Accrual based additions to capital expenditures	137.2	5.0	—	142.2
(a)	We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP Operating Income and Net Income to Adjusted EBITDA and Non-GAAP Net Income				Table C
	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2017	2016	2017	2016

GAAP operating income	$89.7	$100.1	$168.3	$184.0
- Stock-based compensation expense	2.4	2.3	13.3	12.8
- Depreciation and amortization	25.1	23.3	49.5	45.5
Adjusted EBITDA	$117.2	$125.7	$231.1	$242.3

	Unaudited
	Quarter Ended June 30,
	2017		2016
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$61.6	0.67	$66.1	$ 0.70
- Non-operating expense (net of tax) (a)	-	-	0.3	—
Adjusted net income	$61.6	0.67	$66.4	$ 0.70
	Unaudited
	Six Months Ended June 30,
	2017		2016
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$126.2	1.37	$122.1	$ 1.29
- Non-operating expense (net of tax) (a)	-	-	0.3	—
- Discrete Tax Benefits (b)	(9.1)	(0.10)	—	—
Adjusted net income	$117.1	1.27	$122.4	$ 1.29
(a)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in June 2016.

(b)	The 2017 six-month period includes benefits of $9.1 million related to the release of a valuation allowance in a foreign jurisdiction.

Hexcel Corporation and Subsidiaries			Table D
Schedule of Total Debt, Net of Cash	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2017	2016	2016

Current portion of capital lease	$0.2	$0.5	$0.8
Euro term loan	4.1	3.8	-
Total current debt	4.3	4.3	0.8

Euro term loan	60.4	22.6	-
Senior unsecured credit facility due 2021	65.0	365.0	410.0
4.7% senior notes due 2025, net	297.0	296.8	296.6
3.95% senior notes due 2027, net	394.8	-	-
Other debt	0.1	-	0.2
Total long-term debt	817.3	684.4	706.8
Total Debt	821.6	688.7	707.6
Less: Cash and cash equivalents	(45.5)	(35.2)	(38.9)
Total debt, net of cash	$776.1	$653.5	$668.7

NOTE: Management believes that adjusted EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.